Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Medicine Corporation

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 of our report dated March 28, 2010 to the consolidated financial statements of China Medicine Corporation and subsidiaries, which appears in the Annual Report on Form 10-K for the years ended December 31, 2009 and 2008 and the related consolidated statements of income and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2009.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ Frazer Frost, LLP

Brea, California
October 8, 2010